Exhibit 10.9

TRACON PHARMACEUTICALS, INC. SEVERANCE PLAN AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (the "Agreement") is entered into by and between Bonne Adams ("you" or "your") and TRACON Pharmaceuticals, Inc. (the "Company") pursuant to the TRACON Pharmaceuticals, Inc. Severance Plan ("Plan"). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Plan.

This Agreement has an effective date of September 27, 2017 (the "Effective Date") and as of the Effective Date amends, restates and supersedes in its entirety the Severance Agreement between you and the Company dated June 2, 2014. You are a Covered Employee (as defined in the Plan) and participant in the Plan as provided by the Plan. This Agreement is the Severance Agreement described in the Plan and this Agreement enumerates the Plan benefits that may be provided to you as a Covered Employee as referenced in Section II of the Plan. All provisions of this Agreement are subject to and governed by the terms of the Plan. In the event of any conflict in terms between the Plan and this Agreement, the terms of the Plan shall prevail and govern.

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

I.Certain Definitions. In addition to terms defined elsewhere herein or in the Plan, the following terms have the following meanings when used in this Agreement:

(a)"Base Salary" means your then current base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of your Qualifying Termination, and determined prior to any reduction in base pay that would permit you to voluntarily resign employment for Good Reason or any reduction in your base pay which occurs following a Change in Control.

(b)	"Board" means the Company's Board of Directors.

(c)	"Cause" means the occurrence of one or more of the following:

(i)Your commission of fraud or other unlawful conduct in your performance of duties for the Company;

(ii)your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate); or

(iii)your willful refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of any agreement between you and the Company, including any proprietary information and assignment of inventions agreement or and the policies and procedures of the Company or a Company affiliate at which you are employed or serve as an officer and/or director if such refusal or failure causes or reasonably expects to cause injury to the Company or a Company affiliate;

(iv)fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate;

(v)any conduct by you which is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.

The foregoing events are an exhaustive list for which your employment can be terminated by the Company for Cause for purposes of this Agreement. Prior to your termination for Cause at any time within 12 months following a Change in Control, you will be provided with written notice from the Company describing the conduct forming the basis for the alleged Cause and to the extent curable as determined by the Board in its good faith discretion, an opportunity of 15 days to cure such conduct before the Company may terminate you for Cause. If the Board determines that the Cause event is curable, you may during this 15 day period present your case to the full Board before any termination for Cause is finalized by the Company. Any termination for "Cause" will not limit any other right or remedy the Company may have under this Agreement or otherwise.

(a)"Change in Control Related Termination" means that a Qualifying Termination where your Termination Date occurs on or within 12 months after a Change in Control.

(b)"Change in Control" has the meaning as defined in the Company's 2015 Equity Incentive Plan. For purposes of this Agreement, only the first Change in Control occurring after the Effective Date will be a "Change in Control."

(c)"Company" shall mean TRACON Pharmaceuticals, Inc., a Delaware corporation, and shall include any successor company following a Change in Control.

(d)"Good Reason" means a resignation of your employment after the first occurrence of any one or more of the following events without your written consent.

(i)a material diminution in your responsibilities, duties or authority;

(ii)	a material diminution in your Base Salary; or

(iii)a relocation of the Company's principal place of business where you are assigned to work outside of the San Diego metropolitan area;

provided, however that your resignation will only be for Good Reason if each of the following additional conditions is met: (i) you provide the Company with written notice describing in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred within 45 days of the initial existence of such Good Reason event, (ii) the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice, and (iii) your resignation occurs within ninety (90) days of the initial existence of the Good Reason event. This "Good Reason" definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section l.409A-l(n)(2)(ii) and shall be interpreted accordingly.

(e)"Non-Change in Control Related Termination" means a Qualifying Termination that is not a Change in Control Related Termination.

(f)"Qualifying Termination" means a termination of your employment by the Company without Cause or your resignation of employment for Good Reason. A Qualifying Termination does not include any termination of your employment due to death or disability.

(g)"Separation Agreement" means the separation agreement and general release of all claims in substantially the form attached as Exhibit A hereto, with such other changes as the Company may reasonably require in order to provide for an effective release of claims, and delivered to you no later than five days following your Termination Date.

(h)"Target Bonus" means the applicable percentage of your annual Base Salary that you were eligible to earn as an annual bonus for the year including your Termination Date, and calculated without giving effect to any reduction in your Base Salary that would give rise to your right to resign for Good Reason or any reduction in Base Salary implemented following a Change in Control.

(i)	"Termination Date" means your last day of employment with the Company.

2.Non-Change in Control Related Termination of Employment. If your employment is terminated due to a Non-Change in Control Related Termination, you will be eligible to receive the severance benefits provided in this Section 2, provided that you must: (i) within not later than forty-five

(45)days after your Termination Date, execute and deliver to the Company the Separation Agreement and permit it to become effective in accordance with its terms, and (ii) remain in full compliance with the terms of such Separation Agreement. Upon any breach of the terms of your Separation Agreement, severance benefits provided under this Section 2 will immediately cease.

(a)You will receive a severance payment equal to nine months of your Base Salary ("Cash Severance"). The Cash Severance shall be paid to you in substantially equal installments in accordance with the Company's regular payroll practices over the nine month period following your Termination Date; provided, however, the first payment shall be made on the 601h day following your Termination Date and such first installment shall be in an amount to cover the first two months of Cash Severance payments otherwise scheduled to occur following your Termination Date.

(b)Provided that you timely elect COBRA coverage and you continue to timely pay the same portion (if any) of the necessary group health insurance premium that you were responsible to pay as of immediately before your Termination Date, the Company shall continue to pay the Company portion of the premiums for your Company group health insurance coverage for you and your dependents (the "COBRA Premiums") until the earlier of: (i) nine months following the Termination Date, (ii) the date you are provided with other group health insurance coverage, or (iii) the date you cease to be eligible for COBRA coverage (the "COBRA Payment Period''). For purposes of this Agreement, COBRA Premiums do not include amounts paid by you for coverage under a Section 125 health care reimbursement account plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you on the first day of each calendar month following the Termination Date, a fully taxable cash payment equal to the applicable COBRA Premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period.

(c)In addition to the Cash Severance and COBRA Premiums, all of your outstanding equity awards that are subject to vesting solely upon the passage of time and your continued employment with the Company shall be accelerated in accordance with their applicable vesting schedules as if you had completed an additional nine months of employment as of your Termination Date.

3.Change in Control Related Termination of Employment. If your employment is terminated due to a Change in Control Related Termination, you will be eligible to receive severance benefits provided in this Section 3, provided that you must: (i) within not later than forty-five (45) days after your Termination Date, execute and deliver to the Company the Separation Agreement and permit it to become effective in accordance with its terms, and (ii) remain in full compliance with the terms of such Separation Agreement. Upon any breach of the terms of your Separation Agreement, severance benefits provided under this Section 3 will immediately cease.

(a)You will receive a severance payment equal to your annual Base Salary and Target Bonus ("CIC Cash Severance"). The CIC Cash Severance shall be paid to you in substantially equal installments in accordance with the Company's regular payroll practices over the twelve month period following your Termination Date; provided, however, the first payment shall be made on the 60tl' day following your Termination Date and such first installment shall be in an amount to cover the first two months of CIC Cash Severance payments otherwise scheduled to occur following your Termination Date.

(b)Provided that you timely elect COBRA coverage and you continue to timely pay the same portion (if any) of the necessary group health insurance premium that you were responsible to pay as of immediately before your Termination Date, the Company shall continue to pay the Company portion of the premiums for your Company group health insurance coverage for you and your dependents (the "COBRA Premiums") until the earlier of: (i) twelve months following the Termination Date, or (ii) the date you are provided with other group health insurance coverage (the "CIC COBRA Payment Period''). For purposes of this Agreement, COBRA Premiums do not include amounts paid by you for coverage under a Section 125 health care reimbursement account plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you on the first day of each calendar month following the Termination Date, a fully taxable cash payment equal to the applicable COBRA Premiums for that month, subject to applicable tax withholdings for the remainder of the CIC

COBRA Payment Period.

(c)In addition to the Cash Severance and COBRA Premiums, all of your outstanding equity awards that are subject to vesting solely upon the passage of time and your continued employment with the Company shall be accelerated such that 100% of such outstanding equity awards shall be deemed immediately vested and exercisable as of your Termination Date.

4.Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

5.Governing Law. This Agreement is governed by the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

6.Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.  The Company (including without limitation members of its Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Internal Revenue Code (the "Code") Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.  Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  In addition, if upon your Termination Date, you are then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest.

7.Section 280G. Limitation on Payments. If any payment or benefit you will or may receive from the Company or otherwise (a"280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 2800 of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 2800 Payment pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either

(x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner

(the "Reduction Method") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

Notwithstanding any provision of the preceding paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case maybe, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 7 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7 so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 7, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8.No Change in At-Will Status. Your employment with the Company is and shall continue to be at-will, as defined under applicable law.  If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or required by applicable law, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.  Nothing in this Agreement modifies your at-will employment status and either you or the Company can terminate the employment relationship at any time, with or without Cause.

9.Entire Agreement. Except as otherwise specifically provided in this Agreement, the Plan and this Agreement (and the agreements referenced herein) contain all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties.

10.Covenants (a) As a condition of this Agreement and to your receipt of any post- employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Section 1O(a) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)You will fully comply with all obligations under the proprietary information and inventions agreement between you and the Company (as amended from time to time, the "Confidentiality Agreement") and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(ii)Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

(iii)You will not at any time during or following your employment with the Company, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company's products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations;

(iv)You agree that, upon the Company's request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(b)You also agree that you will fully and timely comply with all of the covenants set forth in this Section 1O(b) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);

(ii)Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(iii)Within fifteen (15) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and

(iv)As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(c)You acknowledge that (i) upon a violation of any of the covenants contained in Section 10 of this Agreement or (ii) if the Company is terminating your employment for Cause, the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation; and

11.Offset. Any Severance or other payments or benefits made to you under this Agreement may be reduced, in the Company's discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A. To the extent you receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to you under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa) in a manner that complies with Code Section 409A.

12.Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the

Company's Chief Executive Officer at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 1O shall be deemed to be the date of delivery thereof.

13.Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

14.Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

By signing below, you expressly acknowledge that you (i) have received a copy of the Plan and its Summary Plan Description, (ii) understand the terms of the Plan and this Agreement, (iii) are voluntarily entering into this Agreement and (iv) are agreeing to be bound by the terms of the Plan and this Agreement.

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

TRACON PHARMACEUTICALS, INC.

BY: /s/ Charles P. Theuer                                                                            /s/ Bonne Adams

         Charles P. Theuer, President and CEO                                                Bonne Adams

[Signature Page to Severance Agreement]

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release, dated [DATE] (the "Agreement"), is made pursuant to that certain Amended and Restated Severance Agreement dated [DATE], 2017 (the "Severance Agreement") entered into by and between Bonne Adams ("Employee") on the one hand, and TRACON Pharmaceuticals, Inc. (the "Company"), on the other. This Agreement is entered into in consideration for and as condition precedent to the Company providing separation benefits to Employee pursuant to the Severance Agreement. It is understood and agreed that the Company is not otherwise obligated to provide such benefits under the terms of the Severance Agreement and that the Company is doing so as a direct result of Employee's willingness to agree to the terms hereof. Collectively, Employee and the Company shall be referred to as the "Parties."

1.Employee was formerly employed by the Company. Employee's employment with the Company ended effective [DATE] (the "Termination Date").

2.The purpose of this Agreement is to resolve any and all disputes relating to Employee's employment with the Company, and the termination thereof (the "Disputes"). The Parties desire to resolve the above-referenced Disputes, and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.

3.Employee acknowledges and agrees that Employee has received all wages due to Employee through the Termination Date, including but not limited to all accrued but unused vacation, bonuses, commissions, options, benefits, and monies owed by the Company to Employee. Employee further agrees and acknowledges that Employee has been fully paid and reimbursed for any and all business expenses which Employee incurred during his/her employment with the Company.

4.The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee. This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the Company hereby released, by whom liability is expressly denied. Accordingly, while this Agreement resolves all issues referenced herein, it does not constitute an adjudication or finding on the merits of the allegations in the Disputes and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability alleged in the Disputes.

5.In consideration of and in return for the promises and covenants undertaken by the Company and Employee herein and the releases given by Employee herein:

a.[The Company has previously granted to Employee the following options (collectively, the "Options") to purchase shares of the Company's common stock (the "Shares") under the Company's 2015 Equity Incentive Plan (the "Plan"): [List all Option Grants]. As of the Termination Date of [DATE], a total of [] shares underlying Employee's stock options are vested (collectively, the "Vested Stock Options"). The remaining shares underlying Employee's stock options are unvested and have been forfeited and canceled as of the Termination Date.  Employee has until the date that is ninety (90) days after the Termination Date to exercise any or all of the Vested Options (the "Option Termination Date"). Any portion of Employee's Vested Stock Options that remain unexercised as of the Option Termination Date shall be forfeited and canceled as of such date.]

Exhibit A-1

110847319 v3

b.In addition to any compensation otherwise due Employee for actual work performed up to and including the Termination Date, Employee shall receive severance compensation as outlined in Section

of the Severance Agreement. Pursuant to Section

of the Severance

Agreement, Employee will receive a total sum of$, less standard withholdings, representing

[J month[s] of Employee's base salary [and Employee's target bonus] (the "Severance Pay"). The Severance Pay shall be paid to Employee in cash, in substantially equal monthly installments, payable over the[] month period following the Termination Date; provided, however, the first payment shall be made on the 60'" day following the Termination Date and such first installment shall be in an amount to cover the first two months following the Termination Date. As a condition to receiving and continuing to receive the Severance Pay, Employee must (i) within but not later than forty-five (45) days after the Termination Date, execute and deliver to the Company this Agreement, (ii) permit this Agreement to become effective, and (iii) remain in full compliance with this Agreement and the Severance Agreement. Employee shall not be entitled to accrue any additional leave or other benefits subsequent to the Termination Date.

c.Provided Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") of the Company's group health plan, the Company shall pay the entire applicable premiums to continue Employee's existing medical and dental benefits through [DATE], which represents [] month[sJ following the Termination Date. Thereafter, Employee shall be eligible to continue his or her medical and dental benefits at his or her own cost in accordance with COBRA. If at any time subsequent to the Termination Date, Employee obtains medical and dental benefits through another employer, Employee shall immediately notify the Company that he or she has obtained such medical and dental benefits and the Company shall no longer be required to pay any premiums for Employee's medical and dental benefits as of the date that Employee's new medical and dental benefits begin coverage.

d.Any tax liabilities resulting from or arising out of the benefits to Employee referred to in paragraphs Sa, Sb and Sc, above, shall be the sole and exclusive responsibility of Employee. Employee agrees to indemnify and hold the Company and the others released herein harmless from and for any tax liability (including, but not limited to, assessments, interest, and penalties) imposed on the Company by any taxing authority on account of the Company failing to withhold for tax purposes any amount from the benefits made as consideration of this Agreement.

6.Except for any rights created by this Agreement, in consideration of and in return for the promises and covenants undertaken herein by the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged:

a.Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company, and each of its parents, subsidiaries, divisions, related companies and business concerns, past and present, as well as each of its partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of or in any way connected with the Disputes; or (2) arising out of Employee's employment with the Company; or (3) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected

Exhibit A-2

ll0847319v3

or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date hereof.  Additionally, Employee in any future claims may not use against Releasees as evidence any acts or omissions by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date hereof, and no such future claims may be based on any such acts or omissions. Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys' fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WANING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CNIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, CALIFORNIA LABOR CODE SECTION 970, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADWSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR OR GOVERNMENT CODE, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR

BY A GOVERNMENTAL AGENCY. This release does not release claims that cannot be released as a matter of law.

7.Employee agrees and understands as follows: It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code section 1542 and elects to assume all risks for claims that now exist in Employee's favor, known or unknown, that are released under this Agreement.

8.Employee agrees: (1) the fact of and the terms and conditions of this Agreement; and (2) any and all actions by Releasees taken in accordance herewith, are confidential, and shall not be disclosed, discussed, publicized or revealed by the parties or their attorneys to any other person or entity, including but not limited to radio, television, press media, newspapers, magazines, professional journals and professional reports, excepting only the Parties' accountants, lawyers, immediate family members (mother, father, brother, sister, child, spouse), the persons necessary to carry out the terms of this Agreement or as required by law. Should Employee be asked about the Disputes or this Agreement, Employee shall limit Employee's response, if any, by stating that the matters have been amicably resolved.

Exhibit A-3

110847319 v3

9.In the event a government agency files or pursues a charge or complaint relating to Employee's employment with the Company and/or the Disputes, Employee agrees not to accept any monetary or other benefits arising out of the charge or complaint.

10.Employee agrees not to make any derogatory, disparaging or negative comments about the Company, its products, officers, directors, or employees.

11.If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

12.Employee agrees and understands that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on Employee's behalf, against the Company or the Releasees, and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company and the Releasees.

13.This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

14.The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, that each has had an opportunity to consult with an attorney of its choice and that each enters this Agreement freely and voluntarily.

15.This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by Employee and an officer of the Company. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

16.This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party's legal representative to draft any of its provisions.

17.In the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

18.Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

19.The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement and the Severance Agreement contains the entire understanding between the Pmties

Exhibit A-4

110847319 vJ

and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

20.Employee expressly acknowledges, understands and agrees that this Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. ("ADEA''). The terms and conditions of Paragraphs 20 through 22 apply to and are part of the waiver and release of ADEA claims under this Agreement. Company hereby advises Employee in writing to discuss this Agreement with an attorney before signing it. Employee acknowledges the Company has provided Employee at least forty-five days within which to review and consider this Agreement before signing it. If Employee elects not to use all forty-five days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire forty-five days to consult an attorney and/or consider this Agreement.

21.Within three calendar days of signing and dating this Agreement, Employee shall deliver the signed original of this Agreement toof the Company.  However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven calendar days following Employee's execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received byof the Company not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the benefits described above, including those described in Paragraph 5.

22.If Employee does not revoke this Agreement in the timeframe specified in Paragraph 21 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Employee (the "Effective Date").

23.This Agreement is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986 as amended ("Section 409A") and will be interpreted accordingly. While it is intended that all payments and benefits provided under this Agreement to Employee or on behalf of Employee will be exempt from Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt from or compliant with Section 409A.

24.This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

25.This Agreement shall be construed in accordance with, and be deemed governed by, the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

26.The Company executes this Agreement for itself and on behalf of all other respective Releasees.

Exhibit A-5

110847319 v3

I have read the foregoing Separation Agreement and General Release of All Claims, consisting of [ J pages, and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. TIDS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: _

Bonne Adams

Dated: _

TRACON

Pharmaceuticals, Inc.

Name: Title:

[Signature Page to Separation Agreement and General Release of All Claims]